Exhibit 99.1

(WCI LOGO)

                              Investor Contact:  Steve Zenker
                                                 (239) 498-8066
                                                 stevezenker@wcicommunities.com

                                  Media Contact: Ken Plonski
                                                 (239) 498-8691
                                                 kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

      WCI REPORTS 73% INCREASE IN EARNINGS PER SHARE FOR THIRD QUARTER 2003

FINANCIAL HIGHLIGHTS:

-        Net income: $17.1 million - up 66.0%
-        Diluted EPS: $0.38 - up 72.7%
-        Revenue: $330.4 million - up 40.1%
-        New orders: $304.9 million  - up 11.2%
-        Record backlog of $989.8 million - up 8.5%
-        Average selling price per new order of $626,000 - up 28.5%
-        Projected 2003 EPS - $2.25 to $2.40
-        Projected 2004 EPS  - $2.45 to $2.65


BONITA SPRINGS, FL (OCTOBER 28, 2003) WCI Communities, Inc. (NYSE: WCI), a leading builder of highly amenitized lifestyle communities, today reported results for the third quarter ended September 30, 2003. Net income for the third quarter rose 66.0% to $17.1 million from $10.3 million earned in the third quarter of 2002. Diluted earnings per share of $0.38 increased 72.7% from the $0.22 earned the same period a year ago. Revenues advanced 40.1% to $330.4 million from $235.9 million earned in the year earlier period.

New orders for the third quarter totaled $304.9 million, up 11.2% from the $274.1 million recorded in the third quarter of 2002. The company's backlog rose to a record $989.8 million, up 8.5% from the $912.1 million reported a year earlier, benefiting from a change in sales mix of both traditional and tower homes.

The average sales price for new orders rose to $626,000, up 28.5% from $487,000 in the third quarter of 2002 with traditional homebuilding sales prices up 46.6% and tower unit prices up 40.5%. The primary/move-up segment accounted for 54% of the homes sold in the quarter compared to 25% for the second/luxury market and 21% for the affordable retirement market.

"We are pleased with the quarter's results," said WCI President Jerry Starkey. "Third quarter orders and a solid increase in average unit sales price helped raise our backlog to a new high. We surpassed expectations in both our Traditional Homebuilding and Real Estate Services divisions. Overall, Traditional Homebuilding remains strong with higher margins and strong increases in both revenues and profits, while Real Estate Services continues its rapid growth. The second/luxury home segment, including our tower residences, remains mixed with selected locations reporting improved traffic and new orders; however, the overall second/luxury home segment has yet to recover to pre-9/11 levels."

Starkey continued, "We feel improving geopolitical and economic conditions will ultimately re-ignite demand for the second/luxury home segment, which appears to be more sensitive to broader economic factors than interest rate fluctuations. We hope to see these measures continuing to improve as we enter our peak traffic season. Historically, the first quarter is our strongest in terms of traffic within our communities, while the just completed third quarter has historically been the softest. We believe that there is pent-up demand in this segment and that as the overall economic environment improves, orders for second/luxury homes should increase."

Accounting Changes

         In the three and nine months ended September 30, 2003, amortization of previously capitalized interest and real estate taxes has been reclassified from interest expense and real estate tax expense to the corresponding division's cost of goods sold. In addition, equity in earnings/losses from unconsolidated joint ventures and other income, which was formerly in the line item "land sales and other," has been reclassified to separate line items and excluded from gross margin. Prior year amounts have been reclassified to conform to the 2003 presentation. These reclassifications have no impact on reported net income and were made at the conclusion of a routine review of WCI's periodic reporting by the Securities and Exchange Commission. The attached table labeled "Schedule of Reclassifications" compares the gross margin of the company under the new presentation format with the previous format.

TRADITIONAL HOMEBUILDING

Third quarter revenues in the Traditional Homebuilding division were $159.5 million, up 42.3% from the $112.1 million posted in the third quarter of 2002. Third quarter unit deliveries were 427 compared to 356 during the same period last year. The average unit price at delivery was up 18.7% to $374,000 from $315,000. Results benefited from three of the company's newest communities delivering homes in the quarter, while in the same period a year ago, three other communities were nearing closeout. Gross margin as a percentage of revenue was 24.0% compared to 21.5% in the third quarter of 2002, (25.8% vs. 24.0% excluding interest and real estate taxes) as the mix shifted toward higher-priced, higher-margin homes.

For the nine months, revenues were up 29.2% to $337.1 million from $261.0 million in the same period a year ago. Gross margin for the nine month period rose to $80.0 million compared to $57.9 million a year earlier ($86.4 vs. $63.8 million excluding interest and real estate taxes), while gross margin as a percentage of revenue rose 150 basis points to 23.7% (25.6% excluding interest and real estate taxes), reflecting the sale of larger homes with more features and selected price increases.

TOWER HOMEBUILDING

Third quarter revenues in the Tower Homebuilding division rose 72.5% to $127.5 million from $73.9 million in the third quarter of 2002. During the quarter, there were 10 towers under construction and recognizing revenue, compared to 11 in the same quarter last year. Gross margin declined to 24.5% of revenue from 29.1% a year earlier (27.0% vs. 31.4% excluding interest and real estate taxes). The lower margins were a result of the planned change in mix of towers reporting revenue, the use of selected incentives to sell completed units, and changes in estimates related to warranty and completion costs in some recently completed towers. Margins in the tower division are expected to climb to 30% in the fourth quarter (mid-30s excluding interest and real estate taxes).

For the nine month period, tower revenues increased 5.6% to $381.7 million compared to $361.6 million in the prior year. Gross margin as a percent of revenue decreased to 27.6% from 36.5% in the same period a year ago (30.0% vs. 38.2% excluding interest and real estate taxes). The decrease in gross margin is mainly due to the mix of towers under construction in 2003 vs. 2002. Several high-margin towers were completed in 2003 while newer towers started in 2003 won't begin recognizing revenue and profits until the fourth quarter of the year or the first quarter of 2004. The company has broadened its tower product line to expand the price range of its offerings, particularly below the one million dollar mark. While some of the lower-priced tower units carry gross margins below the historical average tower margin, these products appeal to a broader customer base and leverage the company's marketing expenditures by offering a product to consumers already responding to WCI's tower marketing initiatives. For 2004, WCI expects to begin construction on six to ten towers, up from five in 2003.

AMENITIES

Third quarter revenues in the Amenities division were $10.8 million, down 21.2% from $13.7 million in the third quarter of 2002. The slight loss for the quarter was expected due to lower marina slip sales and lower membership dues as fewer clubs were under management compared to the prior year.

For the nine month period, the Amenities division experienced a 12.4% decrease in revenues from $49.0 million to $42.9 million. Gross margin as a percentage of revenue declined to 10.2% for the nine months compared to 20.5% in the same period last year, primarily due to fewer sales of luxury memberships and marina slips.

For the entire year, the company continues to expect lower revenues and gross margins for the Amenities division due to start-up operating deficits in five new clubs and fewer marina slip sales.

REAL ESTATE SERVICES

Third quarter revenues in the Real Estate Services division of $28.9 million were up 26.8% compared to $22.8 million in the third quarter of 2002. Strength in the real estate service businesses drove third quarter gross margin as a percent of revenue up 440 basis points to 16.8% vs. 12.4% in the year ago period.

For the nine month period, revenues rose 26.0% to $84.2 million on the strength of a 19.7% increase in the number of transactions and an increase in the average price per transaction in three of the company's real estate service businesses

CASH FLOW/FINANCIAL POSITION/BALANCE SHEET

Through September 30, 2003, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $100.1 million compared to $171.1 million for the first nine months of 2002. During the quarter, the company increased its financial flexibility by raising net proceeds of approximately $245 million in two security offerings - a debt offering with a principal amount of $125 million and a convertible debt offering with a principal amount of $125 million. Due to the contingent convertible feature of the convertible debt offering, existing shareholders will not face earnings dilution until the stock reaches $33.08 (120% of the conversion price of $27.57) for a defined period of time. Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled $446.6 million at September 30, 2003. The ratio of net debt to net capitalization of 54.5% remained within company expectations.

FINANCIAL GUIDANCE

For the fourth quarter of 2003, WCI expects to earn between $56 million and $63 million or $1.23 to $1.38 per share. For 2004, the company expects revenues, net income, and EPS to grow 5% to 15% over levels achieved in 2003. This performance would translate into $2.45 to $2.65 per share. As the company has a significant proportion of cash buyers and an average loan to value ratio of 66% for those that do finance a WCI home, the company does not expect any increase in interest rates to have an appreciable effect on 2004 results.

SECONDARY SHELF REGISTRATION STATEMENT

The company yesterday filed a secondary shelf registration statement with the Securities and Exchange Commission for the sale of shares of its common stock by selling shareholders. The registration statement would cover only shares held by pre-IPO WCI shareholders and will not involve the issuance of new shares, nor will it create any dilution to existing shareholders. The registration statement is expected to cover approximately six million shares and the selling shareholders have advised us that they intend to complete the offering of these shares before the end of the year. The selling shareholders are not affiliates of the company and are not involved in the operation of the company's business. Neither of the company's founders, Al Hoffman or Don Ackerman, plan to participate in the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Conference Call

WCI will conduct a conference call today at 10:00 AM EST in conjunction with this release. The call will be broadcast live at www.wcicommunities.com or can be accessed by telephone at (617) 847-8708. and by entering access code 97812935. A replay will be available after the call for a period of 36 hours by dialing (617) 801-6888 and entering conference code 51345367. The replay will also be available on the company's website until November 30, 2003. A slide presentation will accompany the call and can be accessed on the company's website in the Investor Relations section.

ABOUT WCI

Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 600 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 28-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.

         Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements

                                       ###


      FOR MORE INFORMATION ABOUT WCI AND ITS RESIDENTIAL COMMUNITIES VISIT
                             WWW.WCICOMMUNITIES.COM